Filed pursuant to Rule 433
Registration Statement 333-139481

Valid June 8, 2007 Through June 14, 2007

JUBILEE ISSUE BONDS (Fifth Series)
Bond	Rate	Maturity Date
(1-YEAR)	5.13%	June 1, 2008
(3-YEAR)	5.08%	June 1, 2010
(5-YEAR)	5.13%	June 1, 2012
(10-YEAR)	5.27%	June 1, 2017
MINIMUM SUBSCRIPTION: $25,000 AND ADDITIONAL MULTIPLES OF $5,000

•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	Interest paid every May 1st and November 1st.
•	2-Year Jubilee Bonds are not offered in this sales period.

STATE OF ISRAEL SAVINGS BONDS (Second Series)
Bond	Rate	Maturity Payment	Maturity Date
(1-YEAR)	5.04%	(holder receives $2,621 per $2,500 unit at maturity)	June 1, 2008
(3-YEAR)	5.05%	(holder receives $2,893 per $2,500 unit at maturity)	June 1, 2010
(10-YEAR)	5.35%	(holder receives $4,202 per $2,500 unit at maturity)	June 1, 2017
MINIMUM SUBSCRIPTION: $2,500 AND MULTIPLES OF $2,500

•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	2-Year Savings Bonds are not offered in this sales period.

MAZEL TOV BONDS
Bond	Rate	Maturity Payment	Maturity Date
(5-YEAR)	4.57%	(holder receives $125 per $100 unit at maturity)	July 1, 2012
(10-YEAR)	5.07%	(holder receives $164 per $100 unit at maturity)	July 1, 2017
MINIMUM SUBSCRIPTION: $100 AND ADDITIONAL MULTIPLES OF $50

•	Issued on the 1st day of the next month.

FLOATING RATE LIBOR BONDS (Seventh Series)
Bond	Rate	Maturity Date	Bond	Rate	Maturity Date
(3-YEAR)*	5.4375%	June 1, 2010	(10-YEAR)	5.2875%	June 1, 2017
(5-YEAR)	5.3375%	June 1, 2012	MINIMUM SUBSCRIPTION: $5,000 AND ADDITIONAL
MINIMUM SUBSCRIPTION: $100,000 AND			MULTIPLES OF $2,500
ADDITIONAL MULTIPLES OF $25,000

•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	The initial interest rate is equal to the 6-month LIBOR rate in effect on the initial interest determination date plus or minus a spread. The spread shall remain fixed until maturity.
•	Interest paid every June 1st and December 1st.
•	4-Year Floating Rate LIBOR Bonds are not offered in this sales period.

*
3-Year Floating Rate LIBOR Bonds (Seventh Series) may only be purchased if financed by an Authorized Institutional Lender, as such term is defined in the prospectus supplement. For a list of Authorized Institutional Lenders, go to www.israelbonds.com.

Issues subject to availability. Bonds will not earn or accrue interest after maturity. Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified above. For current rates, please visit us at www.israelbonds.com.

The bonds may not be transferred, sold or pledged (except under certain limited circumstances).

This is not an offering, which can be made only by prospectus. Read it carefully before investing to fully evaluate the risks associated with investing in State of Israel bonds. To request a prospectus please call 1-800-229-9650 or visit our website www.israelbonds.com.

DEVELOPMENT CORPORATION FOR ISRAEL
STATE OF ISRAEL BONDS

www.israelbonds.com
Member NASD, SIPC
The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, the State of Israel or the Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request.